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                                                                      EXHIBIT 99
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FOR IMMEDIATE RELEASE                             Contact: Donald J. Radkoski or
Sept. 2, 2003                                     Mary Cusick (614) 491-2225

                            BOB EVANS FARMS ANNOUNCES
                             AUGUST SAME-STORE SALES

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (458 stores which were open for the full 12 months in both fiscal years 2002 and 2003) for the fiscal 2004 month of August (the four weeks ended August 22) increased 1.2 percent from the same period a year ago. Average menu prices for the month were up approximately 2.6 percent. It is estimated that the power blackout beginning August 14 negatively impacted same-store sales approximately 0.3 percent. Sixty-eight stores were affected in Ohio, Michigan, New York and Pennsylvania.

     Bob Evans Farms, Inc. owns and operates 527 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.










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